EXHIBIT 99.1

FOR RELEASE:	May 12, 2014
Lisa F. Campbell
Executive Vice President
Chief Financial Officer and Chief Operating Officer
Office: 910-892-7080 and Direct: 910-897-3660
lisac@NewCenturyBankNC.com
NewCenturyBankNC.com

NEW CENTURY BANCORP REPORTS

FIRST QUARTER 2014 EARNINGS

Positive earnings continue as culmination of acquisition of Select Bancorp, Inc. nears.

DUNN, NC . . . New Century Bancorp (the “Company” NASDAQ: NCBC), the holding company for New Century Bank, reported net income of $272,000 for the quarter ended March 31, 2014, and basic and diluted earnings per share of $0.04, compared to net income of $793,000 and basic and diluted earnings per share of $0.12 for the prior year quarter ended March 31, 2013. For first quarter 2014, the Company’s net income was impacted by expenses related to its impending acquisition of Greenville-based Select Bancorp, Inc.

Total assets, deposits, and loans for the Company as of March 31, 2014, were $520.3 million, $441.3 million, and $345.8 million, respectively.

On September 30, 2013, the Company announced that New Century Bancorp and Select Bancorp, Inc., the holding company for Select Bank & Trust Company, had signed a strategic merger agreement. Subject to the approval of federal and state regulatory agencies and shareholders of both companies, plans call for the merger to close in mid-2014. As of this writing, plans for the merger are in progress.

“It is a pleasure to start the year with positive earnings,” said William L. Hedgepeth II, president and CEO of New Century Bancorp. “The combined team of talented bankers at New Century Bank and Select Bank continues the important work of bringing our two banks together. Their focus is on customers and creating as seamless a transition for them as possible, and on our shareholders, by being both effective and efficient in their work. We look forward to sharing more about this in the weeks and months to come.

“Our annual shareholders meeting will be held later this month, on Tuesday, May 27 at 9:00 a.m. At that time, we will discuss our vision for the combined bank, as we position ourselves to more fully serve our current markets and extend our reach.”

New Century Bank has branch offices in these North Carolina communities: Dunn, Clinton, Fayetteville, Goldsboro, Lillington, Lumberton, and Raleigh, and a loan production office in Greenville.

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The information as of and for the quarter and year ended March 31, 2014, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	March 31, 2012
Summary of Operations:
Total interest income	$5,314	$5,456	$5,600	$5,968	$5,878	$6,619
Total interest expense	1,111	1,186	1,299	1,355	1,418	1,772
Net interest income	4,203	4,270	4,301	4,613	4,460	4,847
Provision (recovery) for loan losses	(49)	280	(130)	(375)	(100)	(2,136)
Net interest income after provision	4,252	3,990	4,431	4,988	4,560	6,983
Noninterest income	624	632	623	755	619	626
Noninterest expense	4,289	3,838	3,912	3,756	3,921	4,216
Merger-related expense	162	427	-	-	-	-
Income before income taxes	425	357	1,142	1,987	1,258	3,393
Provision for income taxes	153	118	493	728	465	1,281
Net income	$272	$239	$649	$1,259	$793	$2,112

Share and Per Share Data:
Earnings per share - basic	$0.04	$0.04	$0.09	$0.18	$0.12	$0.31
Earnings per share - diluted	$0.04	$0.04	$0.09	$0.18	$0.12	$0.31
Book value per share	$8.17	$8.09	$8.09	$8.00	$7.93	$7.49
Tangible book value per share	$8.14	$8.07	$8.06	$7.97	$7.89	$7.41
Ending shares outstanding	6,921,742	6,921,352	6,921,352	6,921,352	6,916,506	6,913,636
Weighted average shares outstanding:
Basic	6,921,561	6,921,352	6,921,352	6,921,352	6,914,934	6,859,196
Diluted	6,924,164	6,924,339	6,924,142	6,922,942	6,916,011	6,859,196

Selected Performance Ratios:
Return on average assets	0.21%	0.18%	0.47%	0.91%	0.56%	1.45%
Return on average equity	1.94%	1.68%	4.61%	9.09%	5.86%	16.89%
Net interest margin	3.60%	3.41%	3.41%	3.61%	3.37%	3.64%
Efficiency ratio (1)	88.85%	78.29%	79.45%	69.97%	77.20%	77.03%

Period End Balance Sheet Data:
Loans, held for sale	$-	$-	$-	$406	$432	$1,552
Loans, net of unearned income	345,827	346,500	349,087	355,651	360,431	399,760
Total Earning Assets	470,544	477,852	505,489	499,819	523,675	534,057
Core Deposit Intangible	153	182	211	240	269	516
Total Assets	520,276	525,646	545,018	550,008	567,517	580,996
Deposits	441,298	448,458	459,811	465,489	482,983	489,966
Short term debt	7,625	6,305	14,207	13,858	14,658	23,301
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders' equity	56,523	56,004	55,991	55,403	54,840	51,777

Selected Average Balances:
Gross Loans	$346,968	$347,201	$347,142	$359,559	$365,871	$409,009
Total Earning Assets	473,136	496,698	500,079	512,953	537,230	535,317
Core Deposit Intangible	167	193	223	252	283	533
Total Assets	520,746	538,616	548,460	557,298	577,092	585,249
Deposits	441,637	457,405	462,994	472,986	489,150	495,649
Short term debt	7,354	9,615	13,929	13,851	18,215	23,004
Long term debt	12,372	12,372	12,372	12,372	12,372	13,845
Shareholders' equity	56,780	56,456	55,911	55,529	54,890	50,300

Asset Quality Ratios:
Nonperforming loans	$14,605	$15,855	$17,400	$15,657	$11,180	$19,270
Other real estate owned	1,233	2,008	2,164	2,370	2,340	2,391
Allowance for loan losses	7,025	7,054	6,858	7,218	7,775	9,568
Nonperforming loans (2) to period-end loans (4)	4.22%	4.58%	4.98%	4.40%	3.10%	4.82%
Allowance for loan losses to period-end loans (4)	2.03%	2.04%	1.96%	2.03%	2.16%	2.39%
Delinquency Ratio (3)	0.21%	0.25%	0.16%	0.87%	0.79%	0.23%
Net loan charge-offs to average loans	-0.02%	0.10%	0.26%	0.20%	0.02%	-1.64%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.

(2)	Nonperforming loans consist of non-accrual loans and restructured loans.

(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.

(4)	Excludes loans held for sale